Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE:

September 21, 2004

Contact:

Tom McHale, Vice President, Finance and Investor Relations (301) 951-6122

AMERICAN CAPITAL PRICES PUBLIC OFFERING OF COMMON STOCK

Bethesda, MD—September 21, 2004—American Capital Strategies Ltd. (“American Capital” or the “Company”) (Nasdaq:ACAS) announced today it has priced its public offering of 11,500,000 shares of its common stock at $31.60 per share. Of those shares, 2,500,000 shares were offered directly by the Company and 9,000,000 shares are being sold in connection with agreements to purchase common stock from American Capital at a future date (the “Forward Sale Agreements”), as discussed below. American Capital has granted the underwriters an option to purchase up to an additional 1,725,000 shares of common stock to cover over-allotments. The offering is subject to customary closing conditions and is expected to close on Friday, September 24, 2004.

Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., UBS Securities LLC, A.G. Edwards & Sons, Inc. and Legg Mason Wood Walker, Incorporated are the underwriters for the offering. The joint book-running managers for the offering are Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. J.P. Morgan Securities Inc. is serving as the sole structuring agent for the Forward Sale Agreements.

The offering is being made under American Capital’s existing shelf registration statement filed with the Securities and Exchange Commission. In connection with the offering, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and an affiliate of Wachovia Capital Markets, LLC (the “Forward Purchasers”) agreed to borrow and sell to retail and institutional investors 9,000,000 shares of common stock at the close of this offering at the same offering price (the “Offering Price”) as the 2,500,000 shares of the Company’s common stock being offered directly by American Capital are sold. Under Forward Sale Agreements between the Company and the Forward Purchasers (or their affiliates), the Forward Purchasers agreed to buy from the Company a total of 9,000,000 shares of the Company’s common stock, for delivery at such times as the Company elects, over the next twelve months. The Company will physically settle all transactions under the Forward Sale Agreements by delivering shares of common stock and the

Forward Purchasers will deliver to the Company the Offering Price less the underwriting discount, subject to certain adjustments, upon each settlement.

American Capital expects to use substantially all of the net proceeds of approximately $73,000,000 from the direct sale of 2,500,000 shares of common stock to reduce the borrowings under the Company’s existing revolving credit facilities and to fund investments. American Capital expects to use substantially all of the net proceeds from the shares of common stock being offered pursuant to the Forward Sale Agreements, which initially are valued at approximately $272,000,000, subject to certain adjustments, primarily to reduce the borrowings under the Company’s existing revolving credit facilities and to fund investments. These repayments will create availability under the facilities, which will generally be used for funding future American Capital investments and general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement. When available, copies of the prospectus and prospectus supplement may be obtained from Wachovia Capital Markets, LLC at 7 Saint Paul Street, 1st Floor, Baltimore, MD 21202, or Citigroup Global Markets Inc., 140 58th Street, 8th Floor, Brooklyn, New York 11220 (telephone number: 718-765-6732).

American Capital is a publicly traded buyout and mezzanine fund with capital resources exceeding $4.2 billion. American Capital is an investor in and sponsor of management and employee buyouts, invests in private equity sponsored buyouts and provides capital directly to private and small public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations. For more information about American Capital, go to www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national and international economic conditions, and changes in the conditions of the industries in which American Capital has made investments.

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